Exhibit 99.1

Press Release

CONTACTS:	Tricia Haugeto
(303) 386-1193
thaugeto@arraybiopharma.com

Array BioPharma Announces Proposed Public Offering of Common Stock

Boulder, Colo. (September 27, 2016) — Array BioPharma (Nasdaq: ARRY) today announced that it has commenced an underwritten public offering of $100 million of shares of its common stock. Array BioPharma also intends to grant the underwriters a 30-day option to purchase up to an additional $15 million of shares of its common stock offered in the public offering. All of the shares in the offering are to be sold by Array BioPharma.

J.P. Morgan Securities LLC and Cowen and Company, LLC are acting as joint book-running managers for the offering. The offering is subject to market and other conditions, and there can be no assurance as to whether or when the offering may be completed, or as to the actual size or terms of the offering.

The shares are being offered by Array BioPharma pursuant to a shelf registration statement that was previously filed with and declared effective by the Securities and Exchange Commission (SEC). A preliminary prospectus supplement relating to and describing the terms of the offering will be filed with the SEC, and will be available on the SEC’s website at www.sec.gov.

When available, copies of the preliminary prospectus supplement and the accompanying prospectus relating to these securities may also be obtained by contacting either of the underwriters for the offering as follows: J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717, telephone: 866-803-920, or Cowen and Company, LLC, c/o Broadridge Financial Services, 1155 Long Island Avenue, Edgewood, New York, 11717, Attn: Prospectus Department, telephone: 631-274-2806.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of, these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such state or jurisdiction.

About Array BioPharma

Array BioPharma Inc. is a biopharmaceutical company focused on the discovery, development and commercialization of targeted small molecule drugs to treat patients afflicted with cancer. Five registration studies are currently advancing related to three cancer drugs. These programs include binimetinib (MEK162), encorafenib (LGX818) and selumetinib (AstraZeneca).

Forward-Looking Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about the proposed public offering. These statements involve significant risks and uncertainties, including those discussed in the preliminary prospectus supplement related to the offering and in our most recent annual report filed on Form 10-K, in our quarterly reports filed on Form 10-Q, and other reports we have filed with the SEC. Because these statements reflect our current expectations concerning future events, our actual results could differ materially from those anticipated in these forward-looking statements as a result of many factors. There can be no assurance that Array BioPharma will be able to complete the offering.  We are providing this information as of September 27, 2016. We undertake no duty to update any forward-looking statements to reflect the occurrence of events or circumstances after the date of such statements or of anticipated or unanticipated events that alter any assumptions underlying such statements.

###